                                                                  EXHIBIT 2(a)





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     BASIC AMERICAN MEDICAL PRODUCTS, INC.,

                           BA ACQUISITION CORPORATION

                                      AND

                            FUQUA ENTERPRISES, INC.
                                      AND
                 WITH RESPECT TO ARTICLES 7, 12 AND 13 HEREOF,
                                GENE J. MINOTTO

                          DATED AS OF OCTOBER 6, 1995
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                               TABLE OF CONTENTS

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
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Preamble  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1   Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2   Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3   Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
ARTICLE 2 - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     2.1   Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     2.2   Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     2.3   Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
ARTICLE 3 - MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.1   Conversion of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.2   Anti-Dilution Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.3   Shares Held by the Company or Parent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.4   Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
ARTICLE 4 - EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     4.1   Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     4.2   Rights of Former Company Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . 5
     5.1   Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     5.2   Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     5.3   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     5.4   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     5.5   Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     5.6   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     5.7   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.8   Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.9   Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.10  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.11  Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     5.12  Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     5.13  Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     5.14  Employment and Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.15  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     5.16  Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.17  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.18  Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.19  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.20  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.21  Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.22  Accounting, Tax and Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.1   Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.2   Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.3   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.4   Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.5   Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.6   Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.7   Authority of Sub   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.8   Accounting, Tax and Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . 20





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
ARTICLE 7 -  REPRESENTATIONS AND WARRANTIES OF MINOTTO. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     7.1   Ownership of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     7.2   Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.3   No Consent Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.4   Litigation Relating to the Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.5   Agreement to Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.6   Securities Act Covenants and Representations   . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.7   Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
ARTICLE 8 -  CONDUCT OF BUSINESS PENDING CONSUMMATION . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     8.1   Affirmative Covenants of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     8.2   Negative Covenants of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     8.3   Covenants of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     8.4   Adverse Changes in Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     8.5   Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
ARTICLE 9 -  ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.1   Proxy Statement; Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.2   Exchange Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.3   Applications; Antitrust Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.4   Filings with State Offices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.5   Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.6   Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     9.7   Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     9.8   Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     9.9   Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     9.10  Charter Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
ARTICLE 10 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE  . . . . . . . . . . . . . . . . . . . . . 27
     10.1  Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.2  Conditions to Obligations of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.3  Conditions to Obligations of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . 29
ARTICLE 11 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     11.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     11.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
ARTICLE 12 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . 31
     12.1  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     12.2  Obligation of Minotto to Indemnify   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     12.3  Obligation of Parent to Indemnify  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     12.4  Conditions of Indemnification with Respect to Third Party Claims   . . . . . . . . . . . . . . 31
     12.5  Limitations on Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     12.6  Payment of Indemnification Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     12.7  Reduction for Certain Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     12.8  Section 16 Deferral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     12.9  Subrogation Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     12.10 Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
ARTICLE 13 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     13.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     13.2  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     13.3  Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     13.4  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     13.5  Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     13.6  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     13.7  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     13.8  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     13.9  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43





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
     13.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     13.11  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     13.12  Interpretations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     13.13  Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     13.14  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of OCTOBER 6, 1995, by and among BASIC AMERICAN MEDICAL PRODUCTS, INC. (the "Company"), a Georgia corporation having its principal office located in Norcross, Georgia; BA ACQUISITION CORPORATION ("Sub"), a Georgia corporation having its principal office located in Atlanta, Georgia; and FUQUA ENTERPRISES, INC. ("Parent"), a Delaware corporation having its principal office located in Atlanta, Georgia and with respect to Articles 7, 12 and 13 hereof, GENE J. MINOTTO ("Minotto").

                                    PREAMBLE

             The Boards of Directors of the Company, Sub and Parent are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of the Company by Parent pursuant to the merger of Sub with and into the Company. At the effective time of such merger, the outstanding shares of the capital stock of the Company shall be converted into the right to receive the consideration specified herein. As a result, Minotto will become a stockholder of Parent and the Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approval of the shareholders of the Company, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

             Concurrently with the execution and delivery of this Agreement, as a condition and inducement of Parent's willingness to enter into this Agreement, Parent and Minotto have agreed to enter into a registration rights agreement in the form of Exhibit 1 (the "Registration Rights Agreement"), pursuant to which Parent will provide certain registration rights with respect to certain shares of Parent Common Stock to Minotto.

             Certain terms used in this Agreement are defined in Section 13.1 of this Agreement.

             NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

             1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the provisions of Section 14-2-1101 et. seq. of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). The Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Sub and Parent.

             1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Alston & Bird, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

             1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time").
The Certificate of Merger will contain the undertaking required by Section 14-2-1105.1 of the GBCC. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of the Company approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Parent.

                                   ARTICLE 2
                                TERMS OF MERGER

             2.1 CHARTER. The Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

             2.2 BYLAWS. The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

             2.3 DIRECTORS AND OFFICERS. The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

             3.1   CONVERSION OF SHARES.  Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of Parent Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of Sub Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

             (c) Each share of Company Common Stock (excluding shares held by the Company or any Parent Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following: (A) with respect to Minotto, 600,000 shares of Parent Common Stock and $1,329,980 in cash, and (B) with respect to the Minority Shareholders, $178.03 in cash for each share of Company Common Stock held by such Minority Shareholder (collectively, the "Merger Consideration").

             3.2 ANTI-DILUTION PROVISIONS. In the event the Company or Parent changes the number of shares of Company Common Stock or Parent Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

             3.3 SHARES HELD BY THE COMPANY OR PARENT. Each of the shares of Company Common Stock held by the Company or by any Parent Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

             3.4 DISSENTING SHAREHOLDERS. Any holder of shares of Company Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 14-2-1301 et. seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of the Company fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Company Common Stock held by him.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

             4.1 EXCHANGE PROCEDURES. At the Closing, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section
3.3 of this Agreement or as to which statutory dissenters' rights have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to Parent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 4.1 and delivers an executed Internal Revenue Service Form W-9. The certificate or certificates of Company Common Stock so surrendered shall be duly endorsed as Parent may require and be accompanied by such other evidence of ownership as Parent may reasonably require. Any other provision of this Agreement notwithstanding, neither Parent nor the Surviving Corporation shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

             4.2 RIGHTS OF FORMER COMPANY SHAREHOLDERS. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of such Company Common Stock certificate, the applicable Merger Consideration shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The Company hereby represents and warrants to Parent as follows:

             5.1 ORGANIZATION, STANDING, AND POWER. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

             5.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) The Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval of this Agreement by the holders of a majority of the outstanding Company Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by the Company. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company under, any Contract or Permit of the Company , where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 10.1(b) of this Agreement, violate any Law or Order applicable to the Company or any of its respective Assets.

                   (c) Other than in connection or compliance with the provisions of the GBCC or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement.

             5.3   CAPITAL STOCK.

                   (a) The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock, of which 89,872 shares are issued and outstanding as of the date of this Agreement and not more than 89,872 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or past shareholders of the Company.

                   (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Company Disclosure Memorandum, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding Rights relating to the capital stock of the Company.

             5.4   SUBSIDIARIES.  The Company does not have any Subsidiaries.

             5.5   FINANCIAL STATEMENTS.  The Company has included in Section
5.5 of the Company Disclosure Memorandum copies of all the Company Financial Statements that have been prepared for periods ended prior to the date hereof and will deliver to Parent copies of all the Company Financial Statements prepared subsequent to the date hereof. The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Company , which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the financial position of the Company as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of the Company for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

             5.6 INVENTORY. Except as disclosed in Section 5.6 of the Company Disclosure Memorandum, the inventories of the Company are in good condition, conform in all respects with applicable specifications and warranties, are not obsolete and are saleable in the ordinary course of business and at values not less than the recorded cost plus an amount adequate to cover normal selling and disposition costs. The value of all items of slow-moving, excessive, redundant, or obsolete inventory and of inventory of below standard quality or which cannot be returned to the manufacturer thereof has been written down to net realizable value or adequate reserves have been provided therefore, and since December 31, 1994, has been accrued on the books of the Company in the ordinary course of business consistent with past practice and in accordance with GAAP.

             5.7 ACCOUNTS RECEIVABLE. The accounts receivable shown on the Company's balance sheet as of December 31, 1994, and all accounts receivable created since December 31, 1994 through the Closing Date, represent and will represent valid obligations owing to the Company and are collectible or realizable by the Company, subject to the reserve for doubtful accounts disclosed in the Company Financial Statements, and with respect to accounts receivable created since December 31, 1994 as accrued on the books of the Company in the ordinary course of business consistent with past practice and in accordance with GAAP since December 31, 1994.

             5.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, except Liabilities which are accrued or reserved against in the balance sheets of the Company as of December 31, 1994, included in the Company Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since December 31, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

             5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, except as disclosed in the Company Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the Company Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) the Company has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided in Article 7 of this Agreement.

             5.10  TAX MATTERS.

                   (a) All Tax returns required to be filed by or on behalf of the Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on the Company, except as reserved against in the Company Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.10 of the Company Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                   (b) The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) Adequate provision for any Taxes due or to become due for the Company for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

                   (d) Deferred Taxes of the Company have been provided for in accordance with GAAP.

                   (e) The Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

             5.11 ASSETS. Except as disclosed in Section 5.11 of the Company Disclosure Memorandum or as disclosed or reserved against in the Company Financial Statements delivered prior to the date of this Agreement, the Company has good and marketable title, free and clear of all Liens, to all of its respective Assets. All tangible properties used in the business of the Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Company's past practices. All Assets which are material to the Company's business, held under leases or subleases by the Company, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Company currently maintains adequate insurance with respect to its businesses. The Company has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by the Company under such policies. The Assets of the Company include all assets required to operate the business of the Company as presently conducted.

             5.12 ENVIRONMENTAL. Except as disclosed in Section 5.12 of the Company Disclosure Memorandum,

             (a) There is no Environmental Litigation (or any Litigation against any Person whose liability, or any portion thereof, for Environmental Matters or under any Environmental Laws the Company has or may have retained or assumed contractually or by operation of law) pending or threatened with respect to (i) the ownership, use, condition or operation of the business, the Real Property or any other Asset of the Company or any Asset formerly held for use or sale by the Company or any of its predecessors or any of its former Subsidiaries, or (ii) any violation or alleged violation of or liability or alleged liability under any Environmental Law or any Order related to Environmental Matters. There are no existing, and to the Knowledge of the Company there have not been, violations of (i) any Environmental Law, or (ii) any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the business, the Real Property or any other Asset of the Company or any Asset formerly held for use or sale by the Company or any of its predecessors or any of its former Subsidiaries. There are no present or, to the Knowledge of the Company past, actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, that could form the basis of (i) any Environmental Litigation against the Company, or (ii) any Litigation against any Person whose liability (or any portion thereof) for Environmental Matters or under any Environmental Laws the Company has or may have retained or assumed contractually or by operation of law. To the Knowledge of the Company, neither the Company, any of its predecessors or any of its former Subsidiaries nor anyone known to the Company has used any Assets or premises of the Company or any of its predecessors or any of its former Subsidiaries or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances.

             (b) No release, discharge, spillage or disposal of any Hazardous Substances is occurring, or to the Knowledge of the Company has occurred, at any Assets or Real Property of the Company or any of its predecessors or any of its former Subsidiaries or any part thereof while or before such Assets or Real Property or premises were owned, leased, operated, or managed, directly or indirectly, by the Company.

             (c) To the Knowledge of the Company, no soil or water in, under or adjacent to any Assets or Real Property or premises of the Company or assets formerly held for use or sale by the Company or any of its predecessors or any of its former Subsidiaries has been contaminated by any Hazardous Substance while or before such assets or premises were owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its former Subsidiaries.

             (d) To the Knowledge of the Company, all waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its predecessors or any of its former Subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Environmental Laws. There is no Environmental Litigation with respect to any such release or disposal.

             (e) All underground tanks and other underground storage facilities presently or previously located at any Real Property owned, leased, operated or managed by the Company or any of its predecessors or any of its former Subsidiaries or any such tanks or facilities located at any Real Property while such Real Property was owned, leased, operated, or managed by the Company or any of its predecessors or any of its former Subsidiaries are listed together with the capacity and contents (former and current) of each such tank or facility in the Company Disclosure Memorandum. None of such underground tanks or facilities is leaking or has ever leaked.

             (f) All waste, hazardous or otherwise, has been removed from all Real Property of the Company and its predecessors and its former Subsidiaries.

             (g) The Company and each of its predecessors and each of its former Subsidiaries have complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and neither the Company nor any of its predecessors or any of its former Subsidiaries have made any such reports concerning any Real Property of the Company or concerning the operations or activities of the Company or any of its predecessors or any of its former Subsidiaries.

             (h) No building or other Improvement or any Real Property owned, leased, operated or managed by the Company contains any asbestos-containing materials.

             (i) Without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the Company or any of its predecessors or any of its former Subsidiaries have stored, disposed or arranged for the disposal of Hazardous Substances are identified in the Company Disclosure Memorandum and (ii) no polychlorinated biphenyls (PCB's) are used or stored on or in any Real Property owned, leased, operated or managed by the Company or any of its predecessors or any of its former Subsidiaries.

             (j) The Company Disclosure Memorandum contains a correct and complete list of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the Company, the business of the Company, the Assets of the Company or any of the Real Property, and the Company has previously delivered to Parent a correct and complete copy of each such assessment and study.

             5.13 COMPLIANCE WITH LAWS. The Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in Section 5.13 of the Company Disclosure Memorandum, the Company :

             (a) is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and

             (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that the Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring the Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

             5.14  EMPLOYMENT AND LABOR MATTERS.

             (a) Section 5.14 of the Company Disclosure Memorandum contains a correct and complete list of (i) all employees whose direct annual compensation exceeds $80,000 and (ii) the number of employees in each job classification employed by the Company along with a complete and accurate schedule (the "Employee Benefits Schedule") of the direct compensation (including, without limitation, wages, salaries and actual or anticipated bonuses) plus an accurate description of other benefits paid or provided in the fiscal year ended December 31, 1994 and to be paid or provided in the current fiscal year.
Section 5.14 of the Company Disclosure Memorandum contains correct and complete copies of all written personnel policies, rules or procedures and correct and complete descriptions of all oral personnel policies, rules or procedures of the Company. Except as disclosed in Section 5.14 of the Company Disclosure Memorandum, the employment of all employees of the Company is terminable at will by the Company without any penalty or severance obligation of any kind on the part of the Company. Other than as disclosed in Section 5.14 of the Company Disclosure Memorandum, the Company shall not owe any amounts to any of its employees for any reason whatsoever as of the Closing Date.

             (b) Except as and to the extent set forth in Section 5.14 of the Company Disclosure Memorandum, (i) no attempt to organize any group or all of the employees of the Company has been made, proposed or threatened; (ii) the Company is not a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of the Company; (iii) the Company has not had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it; (iv) no Wage and Hour Department investigations have ever been made of the Company; (v) no labor strike, dispute, slowdown, stoppage or lockout is pending or threatened against or affecting the Company, its business or its assets and during the past five years there has not been any such action; (vi) no union claims to represent any of the employees of the Company; (vii) the Company is not now, or in the past been, engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (viii) no unfair labor practice charge or complaint against the Company is pending or threatened before the National Labor Relations Board or any similar governmental authority; (ix) there is no grievance against the Company arising out of any collective bargaining agreement or other grievance procedure; and (x) no claim is pending or threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

             (c) The Company has not received any notice that any of the officers, employees, consultants, agents, or other persons performing services for the Company, will terminate or contemplates terminating his or her employment currently or at any time before or within 60 days after the Closing Date or will otherwise not be available to Parent, or not agree to employment by Parent, on the same terms and conditions as his or her current employment by the Company.

             (d) Since 1989, the Company has not effectuated (i) a "plant closing", as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act"), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of the Company's employees has suffered an "employment loss" (as defined in the WARN
Act) since six (6) months prior to the date hereof.

             5.15  EMPLOYEE BENEFIT PLANS.

             (a) The Company has disclosed in Section 5.15 of the Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans"). The Company has also delivered or will make available to Parent prior to the Effective Time true and correct copies of all trust or other funding agreements executed in conjunction with any Company Benefit Plan, copies of Form 5500 annual reports for each Company Benefit Plan for the last three years (together with all schedules and financial statements which constitute a part of such annual report), copies of any currently effective employee handbooks that describe the terms of any Company Benefit Plan, and copies of any other currently effective description of any Company Benefit Plan. Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." Each Company ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Company Pension Plan." No Company Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

             (b) All the Company Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service which determines that the currently effective provisions of such ERISA Plan meet the currently effective requirements for qualification under Section 401(a) of the Internal Revenue Code (or, if such letter from the Internal Revenue Service has not yet been received, then the Company has applied for such a letter on a timely basis), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. The Company has not engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. There are no pending or threatened claims against any Company Benefit Plan other than claims for benefits in the normal course, and there are no pending or threatened investigations of any Company Benefit Plan by any government agency.

             (c) Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, no Company Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Company Pension Plan, (ii) no change in the actuarial assumptions with respect to any Company Pension Plan, and (iii) no increase in benefits under any Company Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially adversely affect the funding status of any such plan. No Company Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, or the single-employer plan of any entity which is considered one employer with the Company under
Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. The Company has not provided, nor is required to provide, security to a Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. The Company has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

             (e) Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, the Company has no Liability for retiree health and life benefits under any of the Company Benefit Plans and there are no restrictions on the rights of the Company to amend or terminate any such Plan without incurring any Liability thereunder.

             (f) Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company from the Company under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

             (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of

ERISA, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

             5.16 MATERIAL CONTRACTS. Except as disclosed in Section 5.16 of the Company Disclosure Memorandum or otherwise reflected in the Company Financial Statements, neither the Company nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among the Company and any Affiliate of the Company, and (iv) any other Contract or amendment thereto that is material to the Business of the Company (together with all Contracts referred to in Sections 5.11 and 5.15(a) of this Agreement, the "Company Contracts"). With respect to each Company Contract and except as disclosed in Section 5.16 of the Company Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) the Company is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;
(iii) the Company has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, or has repudiated or waived any material provision thereunder. All of the indebtedness of the Company for money borrowed is prepayable at any time by the Company without penalty or premium.

             5.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of the Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Company, or against any Asset, interest, or right of the Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against the Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, there is no basis for any Litigation which, if commenced, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 5.17 of the Company Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which the Company is a party and which names the Company as a defendant or cross-defendant.

             5.18  TITLE TO PROPERTIES.

             (a) Except as disclosed in Section 5.18(a) of the Company Disclosure Memorandum, the Company has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances. The Company owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of the Company.

             (b) The machinery, tools, equipment and other tangible physical assets of the Company are in good working order, normal wear and tear excepted, are being used or are useful in the business of the Company at its present level of activity and are in an operating condition sufficient to conduct the business of the Company as now being conducted.

             (c) Section 5.18(c) of the Company Disclosure Memorandum sets forth each and every parcel of real property or interest in real estate owned, held under a lease or used by, or necessary for the conduct of the business of, the Company (the "Real Property").

             (d) Except as disclosed in Section 5.18(d) of the Company Disclosure Memorandum, the Company:

                   (i) owns and has good and marketable title in fee simple to the Real Property designated as "owned property" in the Company Disclosure Memorandum free and clear of all pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options and restrictions of every kind ("Encumbrances"), except (A) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of the Company and (B) liens for current taxes not yet due and payable;

                   (ii) with respect to the Real Property designated as "leased property" in the Company Disclosure Memorandum is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

                   (iii) has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes.

             (e) All of the buildings, structures, improvements and fixtures used by or useful in the business of the Company, owned or leased by the Company, are in a good state of repair, maintenance and operating condition and, except for normal wear and tear, there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject the Company to liability under applicable law.

             5.19 INTELLECTUAL PROPERTY. For purposes of this Agreement, the term "Intellectual Property" shall mean, collectively, patents, designs, art work, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks, copyrights, manufacturing processes, and confidential or proprietary information. The Company owns or has the uncontested right to use all Intellectual Property necessary for the conduct of its business as presently conducted and as proposed to be conducted. Except as disclosed in Section 5.19 of the Company Disclosure Memorandum, no claim is pending or, to the Knowledge of the Company, threatened, and the Company has not received any notice that the conduct of its business (including without limitation, its use of any Intellectual Property) infringes upon, misappropriates or conflicts with any rights in Intellectual Property claimed by any third party, nor is there any basis known to the Company for such a claim. No use by the Company of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is pending, or to the Knowledge of the Company threatened, which alleges that any Intellectual Property owned or licensed by or to the Company or which the Company otherwise has the right to use is invalid or unenforceable by the Company, nor is there any basis known to the Company for any such claim. The Company does not manufacture products which are the subject of patents, patent applications, copyrights, copyright registrations, trademarks, trademark registrations, trade styles, service marks, or trade secrets owned by or licensed from third parties, other than as described in Section 5.19 of the Company Disclosure Memorandum. Except as shown in Section 5.19 of the Company Disclosure Memorandum, no royalties or fees are payable by the Company to anyone for use of the Intellectual Property. Correct and complete copies of all agreements pursuant to which the Company has any license or right to use any Intellectual Property or pursuant to which it licenses any Intellectual Property have been or will be delivered to Parent. All such agreements are in full force and effect, and there are no existing Defaults or events of Default, real or claimed, or events which with or without notice or lapse of time, or both, would constitute Defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement. Except as disclosed in Section 5.19 of the Company Disclosure Memorandum the Company has not received any notice that the manufacture, use, or sale by the Company of its products, or any component or part thereof, nor any manufacturing operation or machinery employed by the Company violates or infringes upon any claims of any United States or other patent or patent application owned or held by any third party in any jurisdiction, nor is there any basis known to the Company for any such claim. No consent of any third party is required in connection with the merger with respect to any Intellectual Property owned by, licensed to or by, or used by the Company.

             5.20 REPORTS. Since January 1, 1990, the Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities, (except for failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             5.21 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by the Company or any Affiliate thereof to Parent pursuant to this Agreement (including, without limitation, the Company Disclosure Memorandum) or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by the Company or any Affiliate thereof with any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             5.22 ACCOUNTING, TAX AND REGULATORY MATTERS. Neither the Company nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 10.1(b) of this Agreement.

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT

             Parent hereby represents and warrants to the Company as follows:

             6.1 ORGANIZATION, STANDING, AND POWER. Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

             6.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Company under, any Contract or Permit of any Parent Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, or, (iii) subject to receipt of the requisite approvals referred to in Section 10.1(b) of this Agreement, violate any Law or Order applicable to any Parent Company or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

             6.3   CAPITAL STOCK.

             (a) The authorized capital stock of Parent consists of (i) 20,000,000 shares of Parent Common Stock, of which 3,834,169 are issued and outstanding as of September 30, 1995, and (ii) 8,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Parent Capital Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Parent. Parent has reserved 407,500 shares of Parent Common Stock for issuance under the Parent Stock Plans, pursuant to which options to purchase no more than 294,500 shares of Parent Common Stock are outstanding as of September 30, 1995.

             (b) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3 of the Parent Disclosure Memorandum, there are no shares of capital stock or other equity securities of Parent outstanding and no outstanding Rights relating to the capital stock of Parent.

             6.4 FINANCIAL STATEMENTS. Parent has disclosed in Section 6.4 of the Parent Disclosure Memorandum all Parent Financial Statements for periods ended prior to the date hereof and will deliver to the Company copies of all Parent Financial Statements prepared subsequent to the date hereof. The Parent Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Parent Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Parent Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Parent Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

             6.5 REPORTS. Since January 1, 1990, or the date of organization if later, each Parent Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements and (ii) other Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             6.6 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Parent Company or any Affiliate thereof to the Company pursuant to this Agreement (including, without limitation, the Parent Disclosure Memorandum) or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Parent Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Parent Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Parent Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             6.7 AUTHORITY OF SUB. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia as a wholly owned Subsidiary of Parent. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, 100 of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             6.8 ACCOUNTING, TAX AND REGULATORY MATTERS. No Parent Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 10.1(b) of this Agreement.

                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES
                                   OF MINOTTO

             Minotto represents and warrants to, and agrees with, Parent and Sub as follows:

             7.1 OWNERSHIP OF COMPANY COMMON STOCK. Minotto owns beneficially and of record 83,300 shares of Company Common Stock and has the power to vote such shares with respect to approval of the Merger.

             7.2 AUTHORIZATION, ETC. Minotto has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Article and Article 12 hereof, and this Agreement constitutes a valid and binding agreement of Minotto, enforceable against Minotto in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             7.3 NO CONSENT REQUIRED. Except in connection, or in compliance with the HSR Act, if applicable, no consent, approval, order or authorization of, or registration, declaration or filing with any Regulatory Authority or other Person on the part of Minotto is required in connection with the execution or delivery of or performance of Minotto's obligations under this Agreement.

             7.4 LITIGATION RELATING TO THE AGREEMENT. Minotto is not a party to, or subject to any judgment, decree or order entered in, any Litigation that prevents Minotto from executing this Agreement or performing Minotto's obligations hereunder.

             7.5   AGREEMENT TO VOTE.

             (a) Minotto hereby agrees to attend the Shareholders' Meeting relating to the Merger, in person or by proxy, and to vote (or cause to be voted) all shares of Company Common Stock that Minotto owns or has the right to vote, for approval and adoption of this Agreement and the Merger, such agreement to vote to apply also to any adjournment or adjournments of the Company Meeting.

             (b) Minotto hereby agrees that at all times prior to the Effective Time he shall continue to own a number and kind of shares of Company Common Stock having the right to cast over 90% of the votes of the outstanding capital stock of the Company entitled to vote on this Agreement and the Merger and any other proposals.

             (c) To the extent inconsistent with the foregoing provisions of this Section 7.5, Minotto hereby revokes any and all previous proxies with respect to Minotto's shares of Company Common Stock.

             7.6 SECURITIES ACT COVENANTS AND REPRESENTATIONS. Minotto hereby agrees and represents to Parent that Minotto has been advised that to the extent Minotto is considered an "affiliate" of the Company at the time this Agreement is submitted for a vote of the shareholders of the Company, any public offering or sale by Minotto of any Parent Common Stock received by Minotto in the Merger will, under current law, require either (i) the further registration under the Securities Act of any Parent Common Stock to be sold by Minotto, (ii) compliance with Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act.

             7.7 INVESTMENT INTENT. Minotto represents that he is and will be acquiring the Parent Common Stock for investment purposes only and for his own account and not with a view to the distribution or resale of such Parent Common Stock within the meaning of the Securities Laws. Minotto will refrain from transferring or otherwise disposing of any of the shares of Parent Common Stock received in the Merger, or any interest therein, in such manner as to cause Parent to be in violation of the registration requirements of the Securities Laws or applicable state securities or blue sky laws.

                                   ARTICLE 8
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

             8.1 AFFIRMATIVE COVENANTS OF THE COMPANY. Unless the prior written consent of the chief executive officer, chief operating officer or chief financial officer of Parent shall have been obtained, and except as otherwise expressly contemplated herein, the Company shall (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

             8.2 NEGATIVE COVENANTS OF THE COMPANY. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer, chief operating officer or chief financial officer of Parent, which consent shall not be unreasonably withheld:

             (a) amend the Articles of Incorporation, Bylaws or other governing instruments of the Company, or

             (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000, or impose, or suffer the imposition, on any Asset of the Company of any Lien or permit any such Lien to exist (other than Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum); or

             (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of the Company, or declare or pay any dividend or make any other distribution in respect of the Company's capital stock; or

             (d) except for this Agreement, or as disclosed in Section 8.2(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of the Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

             (e) adjust, split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

             (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person; or

             (g) grant any increase in compensation or benefits to the employees or officers of the Company, except in accordance with past practice disclosed in Section 8.2(g) of the Company Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 8.2(g) of the Company Disclosure Memorandum; and enter into or amend any severance agreements with officers of the Company; grant any material increase in fees or other increases in compensation or other benefits to directors of the Company except in accordance with past practice disclosed in Section 8.2(g) of the Company Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

             (h) enter into or amend any employment Contract between the Company and any Person (unless such amendment is required by Law) that the Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

             (i) adopt any new employee benefit plan of the Company or make any material change in or to any existing employee benefit plans of the Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

             (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

             (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of the Company for material money damages or restrictions upon the operations of the Company; or

             (l) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

             8.3 COVENANTS OF PARENT. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Parent Common Stock and the business prospects of the Parent Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Parent Companies' core businesses and goodwill with their respective employees and the communities they serve, and (y) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Parent Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its Subsidiaries. Parent further covenants and agrees that it will not, without the prior written consent of the chief executive officer, president or chief financial officer of the Company, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Parent in each case, in any manner adverse to the holders of Company Common Stock.

             8.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

             8.5 REPORTS. Each Party and its Subsidiaries, if any, shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 9
                             ADDITIONAL AGREEMENTS

             9.1 PROXY STATEMENT; SHAREHOLDER APPROVAL. The Company shall call a Shareholders' Meeting, to be held as soon as reasonably practicable for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) the Company shall prepare a Proxy Statement and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of the Company shall recommend to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of the Company shall use their reasonable efforts to obtain such shareholders' approval.

             9.2 EXCHANGE LISTING. Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to Minotto pursuant to the Merger.

             9.3 APPLICATIONS; ANTITRUST NOTIFICATION. Parent shall promptly prepare and file, and the Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Each of the Parties will within five business days of the date hereof file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

             9.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, the Company shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

             9.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries, if any, to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

      9.6    INVESTIGATION AND CONFIDENTIALITY.

             (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

             (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

             (c) The Company shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Transaction with the Company to preserve the confidentiality of the information relating to the Company provided to such Persons and their Affiliates and Representatives.

             (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the failure to give such notice shall not give rise to any Liability against Parent by the Company, or against Company by Parent, as the case may be, or otherwise affect the representations, warranties, covenants or agreements (including, without limitation, indemnification obligations) of the Company, Parent or Minotto set forth herein (or the rights and remedies of Parent or the Company in the event of a breach thereof) or any of the other terms and conditions of this Agreement.

             9.7 PRESS RELEASES. Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

             9.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither the Company nor any Affiliate thereof or any Representatives thereof retained by the Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Neither the Company nor any Affiliate or Representative thereof shall furnish any non-public information, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal. The Company shall promptly notify Parent orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. The Company shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

             9.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

             9.10 CHARTER PROVISIONS. The Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of the Company or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by it.

                                   ARTICLE 10
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

             10.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
13.6 of this Agreement:

             (a) SHAREHOLDER APPROVAL. The shareholders of the Company shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

             (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

             (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 10.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

             (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

             (e) EXCHANGE LISTING. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

             (f) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird , in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Company Common Stock held by Minotto for Parent Common Stock will not give rise to gain or loss to Minotto with respect to such exchange, and (iii) none of the Company, Sub or Parent will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of the Company, Minotto and Parent reasonably satisfactory in form and substance to such counsel.

             10.2 CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 13.6(a) of this Agreement:

             (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

             (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (c)   CERTIFICATES.  The Company shall have delivered to Parent
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 10.2(a) and 10.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.

             (d) DISSENTING SHAREHOLDERS. The holders of no more than 2.5% of the shares of Company Common Stock issued and outstanding at the Effective Time shall have asserted dissenters' rights under the GBCC.

             10.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 13.6(b) of this Agreement:

             (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

             (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (c)   CERTIFICATES.  Parent shall have delivered to the Company
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 10.3(a) and 10.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Sub's Board of Directors and shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall request.

             (d) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement shall have been executed and delivered by Parent.

                                   ARTICLE 11
                                  TERMINATION

             11.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the Shareholders of the Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

             (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of the Company; or

             (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

             (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

             (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

             (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1995, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(e); or

             (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 11.1(e) of this Agreement.

             11.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 11.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 11.2 and Article 13 and Section 9.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 11.1(b), 11.1(c) or 11.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                   ARTICLE 12
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

             12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by (a) the Company in Article 5 of this Agreement, (b) Parent in Article 6 of this Agreement and (c) by Minotto in
Article 7 shall survive until the first anniversary of the Effective Time hereunder, and shall not survive thereafter.

             12.2 OBLIGATION OF MINOTTO TO INDEMNIFY. Subject to the limitations of Section 12.5, Minotto agrees to indemnify and hold Parent and the Surviving Corporation harmless from and against all Losses asserted against, imposed upon or incurred by Parent or the Surviving Corporation by reason of or resulting from a breach of any representation or warranty of the Company contained in Article 5 hereof or of Minotto contained in Article 7 hereof.

             12.3  OBLIGATION OF PARENT TO INDEMNIFY.   Subject to the
limitations of Section 12.5 and the provisions of Section 12.7, Parent agrees to indemnify and hold the Shareholders harmless from and against all Losses asserted against, imposed upon or incurred by the Shareholders by reason of or resulting from a breach of any representation or warranty of Parent contained in Article 6 hereof.

             12.4 CONDITIONS OF INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS. Each party indemnified (the "Article 12 Indemnified Party") under the provisions of Section 12.2 or 12.3, upon receipt of written notice of any claim or the service of a summons, or other initial legal process upon it in any action instituted against it, in respect of which indemnity may be sought on account of any indemnity agreement contained in Section 12.2 or 12.3, shall promptly give notice of such claim or the commencement of such action, or threat thereof, to the party (the "Article 12 Indemnifying Party") from whom indemnity shall be sought hereunder. The Article 12 Indemnifying Party shall be entitled at its own expense to participate in the defense of such claim or action, in which case the defense shall be conducted by counsel reasonably acceptable to the Article 12 Indemnified Party, and such Article 12 Indemnified Party shall bear the fees and expenses of any additional counsel retained by it; but if the Article 12 Indemnifying Party shall elect not to assume the defense of such claim or action, the Article 12 Indemnifying Party shall reimburse each Article 12 Indemnified Party for the reasonable fees and expenses of any counsel retained by it. Notwithstanding the above, should any
Article 12 Indemnified Party reasonably conclude that there may be defenses to it that are different from or additional to those available to the Article 12 Indemnifying Party, the Article 12 Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Article 12 Indemnified Party and all such fees and expenses of the Article 12 Indemnified Party shall be borne by the Article 12 Indemnifying Party. The Article 12 Indemnifying Party shall also have the right to settle or compromise any such claim but only if it shall first obtain the written consent of the Article 12 Indemnified Party, which consent shall not be unreasonably withheld. For the purposes of this Section 12.4 and Section 12.5, all of the Shareholders shall be considered one Article 12 Indemnified Party and the Parent and the Surviving Corporation shall be considered one Article 12 Indemnified Party.

             12.5  LIMITATIONS ON LIABILITY.

             (a) No Article 12 Indemnifying Party shall be required to indemnify an Article 12 Indemnified Party unless the amount of any Loss for which indemnity is claimed hereunder, when aggregated with all other Losses for which indemnity is claimed hereunder by such Article 12 Indemnified Party, shall exceed $160,000 (the "Deductible Amount"), at which time rights to indemnification for Losses may be asserted for the Deductible Amount and any amounts in excess thereof; provided, however, that the foregoing Deductible Amount shall not apply to any initial Loss: (A) which results form or arises out of fraud and intentional misrepresentation or any intentional breach of warranty or covenant on the part of the Indemnifying Party, or (B) which results from or arises out of any Claim incident to any of the matters referred to in the foregoing clause (A).

             (b) No Article 12 Indemnifying Party shall be required to pay any amounts in respect of any indemnity hereunder which, when aggregated with all such other amounts paid by such Article 12 Indemnifying Party exceed $1,600,000.

             (c) Except with respect to claimed Losses for which proper notice of indemnification shall have been submitted in good faith and in reasonable detail on or before the first anniversary of the Effective Time, all rights of indemnification under this Article 12 shall terminate and expire on the first anniversary of the Effective Time.

             12.6 PAYMENT OF INDEMNIFICATION LIABILITY. To the extent that any Article 12 Indemnifying Party shall be required to indemnify any Article 12 Indemnified Party, such indemnification obligation may (at the option of the Indemnifying Party and as an alternative to a cash payment) be satisfied for all purposes hereunder by delivering to such Article 12 Indemnified Party certificates, duly endorsed for transfer, representing that number of shares of Parent Common Stock having a value (based on the last reported sale price on the New York Stock Exchange of Parent Common Stock on the Closing Date or, if Parent Common Stock does not trade on the New

York Stock Exchange on such date, the last date prior to the Closing Date that Parent Common Stock does trade on the New York Stock Exchange, (rounded to the nearest share), equal to the amount due such Article 12 Indemnified Party hereunder, subject to Section 12.5.

             12.7  REDUCTION FOR CERTAIN BENEFITS.

             (a) In the event a Claim hereunder results in a tax benefit to the Article 12 Indemnified Party, the Article 12 Indemnifying Party shall be entitled to a credit against any liability thereunder in the amount by which
(i) the present value of the federal and state income taxes of the Article 12 Indemnified Party shall be reduced by reason of any deduction allowed the
Article 12 Indemnified Party for any payment, settlement or satisfaction of such Claim, exceeds (ii) the present value of the federal and state income taxes payable by the Article 12 Indemnified Party by reasons of any payment under this Article 12.

             (b) Any insurance or other recovery, payment or credit received by the Article 12 Indemnified Party from any third party which was not taken into account in computing the amount of any Claim shall promptly be paid over to the Article 12 Indemnifying Party up to the amount of the indemnification payment made by the Article 12 Indemnifying Party with respect thereto, such that the total amount received by the Article 12 Indemnified Party from the
Article 12 Indemnifying Party and the third parties in connection with such Claim shall not exceed the amount of such Claim.

            12.8 SECTION 16 DEFERRAL. In the event that Minotto (i) is or may be deemed to be covered by Section 16 of the Exchange Act, and (ii) has an indemnification obligation that may be payable in shares of Parent Common Stock hereunder and has, within six months prior to the time that such obligation arises, purchased any shares of Parent Common Stock, Minotto shall be entitled to delay payment of his indemnification obligation hereunder until after six months have passed from the date of the last purchase prior to the time that such obligation arises.

            12.9 SUBROGATION RIGHTS. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this
Article 12, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article 12 in connection with such Loss.

            12.10 ARBITRATION. All disputes arising under this Article 12 (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Minotto (or a Person designated by Minotto or his successors and assigns that is reasonably acceptable to Parent) and Parent in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by Minotto (or a Person designated by Minotto or his successors and assigns that is reasonably acceptable to Parent), Parent and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this
Article 12; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either Minotto (or a Person designated by Minotto or his successors and assigns that is reasonably acceptable to Parent) or Parent in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnifying Party as one party and the Indemnified Party as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

                                   ARTICLE 13
                                 MISCELLANEOUS
             13.1  DEFINITIONS.

             (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                   "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                   "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
       (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                   "AGREEMENT" shall mean this Agreement and Plan of Merger, including the disclosure memoranda and Exhibits delivered pursuant hereto and incorporated herein by reference.

                   "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                   "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by the Company and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section
       1.1 of this Agreement.

                   "CLAIM" means any action, administrative or other proceeding, arbitration, cause of action, claim, demand, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), notice (written or oral) by any person alleging potential liability or requesting information relating to or affecting the Parties or the transactions contemplated by this Agreement; and

                   "CLOSING DATE" shall mean the date on which the Closing occurs.

                   "COMPANY COMMON STOCK" shall mean the no par value common stock of the Company.

                   "COMPANY DISCLOSURE MEMORANDUM" shall mean the written information entitled "Basic American Medical Products, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                   "COMPANY FINANCIAL STATEMENTS" shall mean (i) the draft balance sheet (including related notes and schedules, if any) of the Company as of December 31, 1994, and the related draft statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for the fiscal year ended December 31, 1994, and (ii) if prepared, the balance sheets of the Company (including related notes and schedules, if any) and related statements of income, and cash flows (including related notes and schedules, if any) prepared with respect to periods ended subsequent to December 31, 1994.

                   "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                   "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                   "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                   "DGCL" shall mean the Delaware General Corporation Law.

                   "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

                   "ENVIRONMENTAL LITIGATION" shall mean any Litigation against the Company, the business or the assets of the Company (including, without limitation, notice or other communication, written or oral, by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any liability or alleged liability under, or violation or alleged violation of, any Environmental Law.

                   "ENVIRONMENTAL MATTER" shall mean any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, or (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                   "ERISA AFFILIATE" shall have the meaning provided in Section
       5.15 of this Agreement.

                   "EXHIBITS" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                   "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                   "GBCC" shall mean the Georgia Business Corporation Code.

                   "HAZARDOUS SUBSTANCE" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil.

                   "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                   "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                   "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, or any executive officer of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                   "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                   "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                   "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                   "LITIGATION" shall mean any action, arbitration, audit, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                   "LOSS" means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, diminution in the value of the assets, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) reasonable attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and
       (iii) consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing. This definition shall include all Losses whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing or thereafter.

                   "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                   "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, assets, liabilities (contingent or otherwise), results of operation, business, or business prospects of such Party and its Subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

                   "MINORITY SHAREHOLDERS" shall mean all of the shareholders of the Company immediately prior to the Effective Time, other than Minotto.

                   "NYSE" shall mean the New York Stock Exchange, Inc.

                   "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                   "PARENT CAPITAL STOCK" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

                   "PARENT COMMON STOCK" shall mean the $2.50 par value common stock of Parent.

                   "PARENT COMPANIES" shall mean, collectively, Parent and all Parent Subsidiaries.

                   "PARENT DISCLOSURE MEMORANDUM" shall mean the written information entitled "Fuqua Enterprises, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to the Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                   "PARENT FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Parent as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three years ended December 31, 1994, 1993 and 1992, as filed by Parent in SEC Documents, and (ii) the consolidated statements of condition of Parent (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

                   "PARENT PREFERRED STOCK" shall mean the $1.00 par value preferred stock of Parent.

                   "PARENT STOCK PLANS" shall mean the existing stock option plans of Parent designated as follows: the Vista Resources, Inc. 1989 Stock Option Plan and the Vista Resources, Inc. 1992 Stock Option

       Plan.

                   "PARENT SUBSIDIARIES" shall mean the Subsidiaries of Parent, identified in Section 14.1 of the Parent Disclosure Memorandum and any corporation or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

                   "PARTY" shall mean either the Company or Parent, and "PARTIES" shall mean both the Company and Parent and with respect to Sections 13.2 through 13.7 and Sections 13.12 and 13.13 hereof, Minotto, the Company and Parent.

                   "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                   "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                   "PROXY STATEMENT" shall mean the proxy statement used by the Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

                   "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries (if any), the NYSE, and the SEC.

                   "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                   "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                   "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                   "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                   "SHAREHOLDERS" shall mean Minotto and the Minority Shareholders.

                   "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of the Company to be held pursuant to Section 9.1 of this Agreement, including any adjournment or adjournments thereof.

                   "SUB COMMON STOCK" shall mean the $.01 par value common stock of Sub.

                   "SUBSIDIARIES" shall mean all those corporations, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.

                   "SURVIVING CORPORATION" shall mean the Company as the surviving corporation resulting from the Merger.

                   "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

             (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

              Closing                                      Section 1.2
              Company Benefit Plans                        Section 5.15
              Company Contracts                            Section 5.16
              Company ERISA Plan                           Section 5.15
              Company Pension Plan                         Section 5.15
              Effective Time                               Section 1.3
              ERISA Affiliate                              Section 5.15
              Encumbrance                                  Section 5.18
              Intellectual Property                        Section 5.19
              Merger                                       Section 1.1
              Merger Consideration                         Section 3.1
              Real Property                                Section 5.18
              Tax Opinion                                  Section 9.1(h)

             (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

             13.2  EXPENSES.

             (a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that if the Merger is consummated Minotto shall bear all direct costs and expenses incurred by the Company in connection with the transactions contemplated hereby. Notwithstanding the foregoing, with respect to the HSR filing fees, such fees shall be split and paid equally between Minotto and Parent.

             (b) Nothing contained in this Section 13.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

             13.3 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by the Company or Parent, Minotto and Parent, as the case may be, agree to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

             13.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

             13.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of the Company and Parent and Minotto, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that pursuant to applicable provisions of the GBCC requires further approval by such shareholders without the further approval of such shareholders.

             13.6  WAIVERS.

             (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Company or Minotto, to waive or extend the time for the compliance or fulfillment by the Company or Minotto of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.
No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

             (b) Prior to or at the Effective Time, the Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

             (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

             13.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

             13.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

            The Company or Minotto:        Basic American Medical Products, Inc.
                                           4355 International Boulevard
                                           Norcross, Georgia 30093
                                           Telecopy Number:  (770) 923-0816
                                           Attention: Gene J. Minotto

            Copy to Counsel:               Palmer & Berman
                                           352 Piedmont Road, N.E.
                                           8 Piedmont Center
                                           Suite 510
                                           Atlanta, Georgia  30305
                                           Telecopy Number:  (404) 266-3737
                                           Attention: Jeffrey N. Berman

            Parent:                        Fuqua Enterprises, Inc.
                                           One Atlantic Center
                                           Suite 5000
                                           1201 West Peachtree Street
                                           Atlanta, Georgia 30309-3424
                                           Telecopy Number:  (404) 815-4529
                                           Attention: John J. Huntz, Jr.

            Copy to Counsel:               Alston & Bird
                                           One Atlantic Center
                                           1201 West Peachtree Street
                                           Atlanta, Georgia 30309-3424
                                           Telecopy Number:  (404) 881-7777
                                           Attention: Bryan E. Davis

             13.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

            13.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            13.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            13.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

            13.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            13.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                            BASIC AMERICAN MEDICAL PRODUCTS, INC.


/s/ Mark J. Minotto                By:    /s/ Gene J. Minotto
----------------------------              -----------------------------
 Secretary                         Name:  Gene J. Minotto
                                   Title: President

[CORPORATE SEAL]


ATTEST:                            FUQUA ENTERPRISES, INC.


/s/ Mildred H. Hutcheson           By:    /s/ L. P. Klamon
----------------------------              -----------------------------
Secretary                          Name:  Lawrence P. Klamon
                                   Title: President and Chief Executive
                                          Officer

[CORPORATE SEAL]


ATTEST:                            BA ACQUISITION CORPORATION



/s/ Brady W. Mullinax, Jr.         By:  /s/ L. P. Klamon
----------------------------            -------------------------------
Secretary                          Name:  Lawrence P. Klamon
                                   Title: President

[CORPORATE SEAL]

                                   With respect to Articles 7, 12 and
                                   13 only:



                                   /s/ Gene J. Minotto                  (SEAL)
                                   ------------------------------------
                                   Gene J. Minotto

                                LIST OF EXHIBITS

EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
          1               Form of Registration Rights Agreement

                                                                       EXHIBIT 1

                         REGISTRATION RIGHTS AGREEMENT


          This Registration Rights Agreement (the "Agreement") is made this ____ day of October, 1995 by and among Fuqua Enterprises, Inc., a Delaware corporation (the "Company"), and Gene J. Minotto (the "Basic Shareholder").

                              W I T N E S S E T H:

          WHEREAS, the Company, BA Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), Basic American Medical Products, Inc., a Georgia corporation ("Basic") and the Basic Shareholder, have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 6, 1995, providing for the acquisition of Basic by the Company through a merger (the "Merger") of the Subsidiary into Basic with Basic being the corporation surviving the Merger;

          WHEREAS, the Basic Shareholder upon consummation of the Merger will hold in the aggregate approximately 13.53% of the issued and outstanding common stock, $2.50 par value, of the Company (the "Common Stock"); and

          WHEREAS, the parties to the Merger Agreement and the Basic Shareholder desire the Company to register the shares under the Securities Act (as hereinafter defined) for resale by the Basic Shareholder and the execution and delivery of this Agreement is a condition precedent to the consummation of the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.        Certain Definitions.

          For purposes of this Agreement, the following terms have the following meanings when used herein:

          (a) "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Atlanta, Georgia are authorized by law, regulation or executive order to close.

          (b) "Closing" means the date of the consummation of the Merger as set forth in the Merger Agreement.

          (c) "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (d) "Common Stock" means the Common Stock, par value $2.50 per share, of the Company.

          (e) "Company" means Fuqua Enterprises, Inc., a Delaware corporation, and its successors and assigns.

          (f) "Demand Registration" means any registration of Registrable Securities effected pursuant to Section 3 hereof.

          (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any similar successor federal statute), and the rules and regulations thereunder, as in effect from time to time.

          (h) "Holder" means any Person that owns Registrable Securities, including such successors and assigns as acquire Registrable Securities, directly or indirectly, from such Person. For purposes of this Agreement, the Company may deem and treat the registered holder of a Registrable Security as the Holder and absolute owner thereof.

          (i)             "Initial Holder" means Gene J. Minotto.

          (j) "Majority Registered Holders" means in the case of any registration statement, the Holders of a majority of the Registrable Securities proposed to be covered (or so covered) in such registration statement.

          (k) "Majority Sellers" means (i) in the case of any offering or proposed offering pursuant to a shelf "draw-down" of Registrable Securities registered pursuant to a Shelf Registration, the Holders of a majority of the Registrable Securities so offered or proposed to be so offered, and (ii) in the case of any other offering or proposed offering pursuant to any Registration, the Majority Registered Holders of the applicable registration statement.

          (l) "Person" means any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency.

          (m) "Piggyback Registration" means any registration of Registrable Securities effected pursuant to Section 4 hereof.

          (n) "Registrable Securities" means (i) the 600,000 shares of Common Stock issued to the Basic Shareholder in the Merger and (ii) any securities issued or issuable in respect of or in exchange for any of the shares of Common Stock referred to in clause (i) above by way of a stock dividend or other distribution on the Common Stock, stock split or combination of shares, recapitalization, reclassification, merger, consolidation or exchange offer. For purposes of this Agreement, a Registrable Security ceases to be a Registrable Security when either (1) it has been effectively registered under the Securities Act and sold or distributed to any Person pursuant to an effective registration statement covering it or (2) it has been sold or distributed to any

Person pursuant to Rule 144.

          (o) "Registration" means any Shelf Registration, Demand Registration or Piggyback Registration.

          (p) "Rule 10b-6" means Rule 10b-6 promulgated by the Commission under the Exchange Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

          (q)             "Rule 144," Rule 145," "Rule 415" and "Rule 424"
mean, respectively, Rule 144, Rule 145, Rule 415 and Rule 424, each promulgated by the Commission under the Securities Act, in each case as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

          (r) "Securities Act" means the Securities Act of 1933, as amended (or any similar successor federal statute), and the rules and regulations thereunder, as the same are in effect from time to time.

          (s) "Shelf Period" means the period (i) beginning one year after the Closing Date and (ii) ending four years after the Closing Date (or, if earlier, on expiration of the period during which a Shelf Registration must remain effective under this Agreement).

          (t) "Shelf Registration" means any registration of Registrable Securities effected pursuant to Section 2 hereof.

2.        Shelf Registrations.

          (a) Effective Registration. At any time after commencement of the Shelf Period, upon written notice to the Company from one or more Holders (the "Initiating Shelf Holders") of a majority of the Registrable Securities, requesting that the Company effect, pursuant to this
Section 2(a) a Shelf Registration covering the Registrable Securities then constituting no more than 50% of the Registrable Securities on any appropriate form pursuant to Rule 415, the Company shall promptly (but in any event within 20 days) give written notice of such requested registration to all other Holders and thereupon the Company shall as expeditiously as possible, use its reasonable efforts to effect the registration under the Securities Act of:

                          (A) The Registrable Securities that the Initiating Shelf Holders have requested the Company to register; and

                          (B) All other Registrable Securities the Holders of which have made a written request to the Company for registration thereof (which request shall specify such Registrable Securities and the proposed amounts thereof) within 30 days after receipt of such written notice from the Company, all to the extent requisite to permit the disposition by Holders of the securities then constituting Registrable Securities so to be registered.

          (b) Proration. To the extent that the amount of Registrable Securities requested to be registered under the Shelf Registration shall exceed 50% of the Registrable Securities, the amount of Registrable Securities to be offered for the accounts of Holders shall be reduced pro rata to the extent necessary so that amount of Registrable Securities to be registered shall not exceed 50% of the Registrable Securities.

          (c) Duration. The Company shall use its reasonable efforts to have such "shelf" registration statement declared effective as soon as practicable after its filing and to keep such registration statement continuously effective until the fourth anniversary of the Closing Date or until all Registrable Securities included therein have been sold, if earlier. If necessary, the Company shall cause to be filed, and shall use its reasonable efforts to have declared effective as soon as practicable following filing, additional "shelf" registration statements or amendments as necessary to maintain such effectiveness during the Shelf Period.

          (d) Shelf "Draw-Downs". If any Holder effects, pursuant to a Shelf Registration, a public offering of all or a part of its Registrable Securities a shelf "draw-down") and wishes the Company to perform, in connection with such shelf "draw-down," any procedures specified in Section 6(a) hereof in addition to those the Company is otherwise obligated to perform with respect to such Shelf Registration pursuant to Sections 2(a) and 6(a) hereof, such Holder shall deliver to the Company, at least five Business Days before such "draw-down" is to be made, a written notice describing in reasonable detail its proposed offering and requesting the performance of such additional procedures pursuant to this Section 2(d) and such Section 6(a). The Company shall be required to perform such additional procedures in advance of a particular shelf "draw-down" only if such Holder shall have requested such performance as provided above. In addition, the Company shall be required to perform such additional procedures (other than those required under the securities laws) in connection with a particular shelf "draw-down" only if one or more Holders shall have notified the Company pursuant to this Section 2(d) of their intention to offer to the public Registrable Securities with an aggregate market value (on the date the written notice referred to above is delivered) of at least $2 million pursuant to such "draw-down." During the first three years of the Shelf Period a shelf "draw-down" that is an underwritten offering shall constitute a Demand Registration for purposes of the first sentence of Section 3(b).

          (e) Inclusion of Other Securities. No Shelf Registration shall include any securities other than Registrable Securities; provided that this Agreement shall not prohibit the filing of other "shelf" registration statements by the Company.

3.        Demand Registrations.
          (a) Effective Registration. At any time after one year following the Closing Date, upon written notice to the Company from one or more Holders (the "Initiating Demand Holders") of Registrable Securities holding in the aggregate Registrable Securities with a market value (on the date the written notice is delivered) of at least $2 million, requesting that the Company effect, pursuant to this Section 3, the registration of any of such Initiating Demand Holders' Registrable Securities under the Securities Act (which notice shall specify the Registrable Securities so requested to be registered, the proposed amounts thereof and the intended method or methods of disposition by such Demand Initiating Holders), the Company shall promptly (but in any event within 20 days) give written notice of such requested registration to all Holders, and thereupon the Company shall, as expeditiously as possible, use its reasonable efforts to effect the registration under the Securities Act of:

                          (A) the Registrable Securities that the Initiating Demand Holders have requested the Company to register, for disposition in accordance with the intended method or methods of disposition stated in their notice to the Company; and

                          (B) all other Registrable Securities the Holders of which shall have made a written request to the Company for registration thereof (which request shall specify such Registrable Securities and the proposed amounts thereof) within 30 days after the receipt of such written notice from the Company, all to the extent requisite to permit the disposition by Holders of the securities then constituting Registrable Securities so to be registered.

          (b) Frequency; Duration. The Company shall not be required to effect more than two Demand Registrations pursuant to this Agreement. The Company shall not be required to effect a Demand Registration pursuant to this Section 3: (i) if it shall have so effected a Demand Registration during the previous 12 months; (ii) if the Initiating Demand Holders shall have requested such Demand Registration after the third anniversary of the Closing Date; or (iii) during the Shelf Period, unless the requested Demand Registration is to be underwritten, on either a firm commitment or best efforts basis, and the managing underwriter or underwriters have requested in a written opinion to the Initiating Demand Holders and the Company that a new registration statement be filed in the interest of the proposed offering; provided, however, that a Demand Registration shall not be deemed to have been effected for purposes of Section 3(b)(i) if the applicable registration statement has not been declared effective and kept effective until the earlier of (i) four months following the date on which such registration statement was declared effective and (ii) the sale pursuant to such registration statement of the Registrable Securities covered thereby.

          (c) Inclusion of Other Securities. The Company shall not register any securities other than Registrable Securities in any Demand Registration without the prior written consent of Holders of a majority of the Registrable Securities requested to be included in such Demand Registration. If any securities other than Registrable Securities are so registered, securities requested to be registered by the Company for sale for its own account shall have absolute priority over securities requested to be registered by third parties.

4.        Piggyback Registrations.
          (a) Effective Registration. If the Company proposes to file a registration statement under the Securities Act with respect to any class of equity securities (other than in connection with the registration of equity securities issued or issuable pursuant to an employee stock option, stock purchase, stock bonus or similar plan or pursuant to a merger, exchange offer or transaction of the type specified in Rule 145(a) under the Securities
Act) at any time on or prior to the fifth anniversary of the Closing Date, then the Company shall give written notice of such proposed filing to the Holders at least 15 days before the anticipated filing date, and such notice shall offer the Holders the opportunity to register such amount of Registrable Securities as each such Holder may request. The Company shall use its reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the inclusion therein of any Registrable Securities the Holders of which request, within 5 days after receiving written notice of the proposed filing from the Company, such inclusion, on the same terms and conditions as any similar securities of the Company so included. Any Holder's request for such inclusion may be withdrawn, in whole or in part, at any time prior to the effective date of the registration statement for such offering.

          (b) Cut-Backs. Notwithstanding the provisions of Section 4(a) hereof, if the managing underwriter or underwriters of a proposed underwritten offering as described in such Section 4(a) deliver a written opinion to the Holders requesting inclusion of their Registrable Securities stating that the total amount or kind of securities that they and any other Persons seek to include in such offering would materially and adversely affect the success of such offering, then the amount or kind of Registrable Securities to be offered for the accounts of Holders shall be reduced pro rata to the extent necessary to reduce the total amount of Registrable Securities to be included in such offering to that recommended by such managing underwriter or underwriters (which amount may be zero); provided, however, that if the amount of any kind of Registrable Securities to be offered for the accounts of Holders is reduced in accordance with this Section 4(b), the Company may not include in such offering any securities other than (i) Registrable Securities and (ii) securities, if any, that the Company is offering for sale for its own account in a primary underwritten offering.

5.        Holdback Agreements.

          (a) Restrictions on Public Sales by Holders of Registrable Securities. To the extent not inconsistent with applicable law, each Holder that is timely notified in writing by the managing underwriter or underwriters shall not effect any public sale or distribution (including a sale pursuant to Rule 144) of any issue being registered in an underwritten offering (other than pursuant to an employee stock option, stock purchase, stock bonus or similar plan, pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act or pursuant to a "shelf" registration), any securities of the Company similar to any such issue or any securities of the Company convertible into or exchangeable or exercisable for any such issue, during the 10-day period prior to, and during the 90-day period beginning on, the effective date of the applicable registration statement, except as part of such registration.

          (b) Restrictions on Public Sales by the Company. The Company shall not effect any public sale or distribution of any issue being registered in an underwritten offering (other than pursuant to an employee stock option, stock purchase, stock bonus or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act or pursuant to a "shelf" registration), any securities of the Company similar to any such issue or any securities of the Company convertible into or exchangeable or exercisable for any such issue, during the 10-day period prior to, and during the 30-day period beginning on, the effective date of the applicable registration statement, except as part of such registration.

6.        Registration Procedures.

          (a) Company Procedures. Whenever the Company is required by this Agreement to effect the registration of any Registrable Securities under the Securities Act pursuant to a registration statement, the Company shall use its reasonable efforts to effect each such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall, as soon as practicable:

                          (i)   prepare and file with the Commission the
requisite registration statement to effect such registration and thereafter use its reasonable efforts to cause such registration statement to be declared effective as soon as practicable and to remain continuously effective for the time period required by this Agreement to the extent permitted under the Securities Act, provided that as soon as practicable but in no event later than three Business Days before filing such registration statement, any related prospectus or any amendment or supplement thereto, other than any amendment or supplement made solely as a result of incorporation by reference of documents filed with the Commission subsequent to the filing of such registration statement (or, in the case of any prospectus supplement or post-effective amendment relating to a proposed shelf "draw-down" pursuant to Section 2 hereof, two Business

Days before the filing thereof), the Company shall furnish to the Holders of the Registrable Securities covered by such registration statement (or, in the case of any prospectus supplement or post-effective amendment relating to a proposed shelf "draw-down" pursuant to Section 2 hereof, to the Selling Holders) and the underwriters, if any, copies of all such documents proposed to be filed, which documents shall be subject to the review of such Holders and underwriters; the Company shall not file any registration statement or amendment thereto or any prospectus or any supplement thereto (other than any amendment or supplement made solely as a result of incorporation by reference of documents filed with the Commission subsequent to the filing of such registration statement) to which the managing underwriters of the applicable offering, if any, or the Majority Registered Holders (or, in the case of any prospectus supplement or post-effective amendment relating to a proposed shelf "draw-down" pursuant to Section 2 hereof, the Majority Sellers) shall have reasonably objected in writing within two Business Days after receipt of such documents to the effect that such registration statement or amendment thereto or prospectus or supplement thereto does not comply in all material respects with the requirements of the Securities Act (provided that the foregoing shall not limit the right of any Holder whose Registrable Securities are covered by a registration statement to reasonably object, within two Business Days after receipt of such documents, to any particular information that is to be contained in such registration statement, amendment, prospectus or supplement and relates specifically to such Holder, including, without limitation, any information describing the manner in which such Holder acquired such Registrable Securities and the intended method or methods of distribution of such Registrable Securities), and if the Company is unable to file any such document due to the objections of such underwriters or such Holders, the Company shall use its reasonable efforts to cooperate with such underwriters and Holders to prepare, as soon as practicable, a document that is responsive in all material respects to the reasonable objections of such underwriters and Holders;

                          (ii)  prepare and file with the Commission such
amendments and post-effective amendments to such registration statement as may be necessary to keep such registration statement continuously effective and current for the period required by this Agreement to the extent permitted under the Securities Act; and cause each related prospectus to be supplemented by any prospectus supplement as may be required, and as so supplemented to be filed pursuant to Rule 424; and otherwise comply with the provisions of the Securities Act as may be necessary to facilitate the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended method or methods of disposition by the selling Holders thereof set forth in such registration statement or such prospectus or prospectus supplement;

                          (iii) notify the Holders and the managing
underwriters, if any, of the applicable offering (providing, if requested by any such Persons, confirmation in writing) as soon as practicable after becoming aware of: (A) the filing of any prospectus or prospectus supplement or the filing or effectiveness (or anticipated date of effectiveness) of such registration statement or any post-effective amendment thereto; (B) any request by the Commission for amendments or supplements to such registration statement or the related prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification or registration (or exemption therefrom) of any Registrable Securities for sale in any jurisdiction in the United States or the initiation or threatening of any proceeding for such purposes; or (E) the happening of any event that makes any statement made in such registration statement or in any related prospectus, prospectus supplement, amendment or document incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement or in any such prospectus, supplement, amendment or other such document so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus in the light of the circumstances under which they were made) not misleading;

                          (iv)  make every reasonable effort to obtain at the
earliest possible moment the withdrawal of any order or other action suspending the effectiveness of any such registration statement or suspending the qualification or registration (or exemption therefrom) of the Registrable Securities for sale in any jurisdiction;

                          (v)   if reasonably requested by the managing
underwriters, if any, of the applicable offering, or by the Majority Sellers, as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such underwriters or the Majority Sellers, as the case may be, agree should be included therein relating to the sale and offering of the applicable Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to any underwriters, the purchase price being paid therefor by any such underwriters and any other terms of the offering of the Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable following receipt of notice of the matters to be incorporated therein;

                          (vi)  as soon as practicable after filing such
documents with the Commission, furnish to the Holders and each of the underwriters, if any, without charge, at least one manually signed or conformed copy of such registration statement and any post-effective amendment thereto, including financial statements and schedules (or, in the case of any post-effective amendment relating to a shelf "draw-down" pursuant to Section 2 hereof, to the Selling Holders); and as soon as practicable after the request of any Holder or underwriter, furnish to such Holder or underwriter, as the case may be, at least one copy of any document incorporated by reference in such registration statement or in any related prospectus, prospectus supplement or amendment, together with all exhibits thereto (including those previously furnished or incorporated by reference);

                          (vii)  deliver to the Holders and to each of the
underwriters, if any, without charge, as many copies of the prospectus or prospectuses (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; subject to Section 6(b)(i) hereof, the Company consents to the use of any such prospectus or any amendment or supplement thereto by the Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by any such prospectus or any amendment or supplement thereto;

                          (viii) prior to any public offering of Registrable
Securities, register or qualify (or obtain an exemption therefrom), or cooperate with the Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption therefrom) of, such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions in the United States as the Holders or the underwriters, if any, shall reasonably request in writing; keep each such registration or qualification (or exemption therefrom) effective during the period during which such registration statement is required to be kept effective pursuant to this Agreement, to the extent permitted under the Securities Act; and do any and all other acts and things reasonably necessary or advisable to facilitate the disposition in such jurisdictions of the Registrable Securities covered by such registration statement; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not be required to qualify but for this Section 6(a)(viii);

                          (ix)   cooperate with Holders participating in such
registration and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold; and enable such Registrable Securities to be in such denominations and registered in such names as the underwriters, if any, may request at least two Business Days prior to any sale of Registrable Securities to the underwriters;

                          (x)    use its reasonable efforts to cause the
Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities in the United States as may be reasonably necessary to enable the Holders or the underwriters, if any, to consummate the disposition of such Registrable Securities;

                          (xi)   as soon as practicable after the occurrence of
any event described in Section 6(a)(iii)(E) hereof, prepare a supplement or post-effective amendment to such registration statement or to the related prospectus or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; if any event described in Section 6(a)(iii)(B) hereof occurs, use its reasonable efforts to cooperate with the Commission to prepare, as soon as practicable, any amendment or supplement to such registration statement or such related prospectus and any other additional information, or to take other action that may have been requested by the Commission;

                          (xii)  use its reasonable efforts to cause all Common
Stock constituting Registrable Securities covered by such registration statement to be listed on each securities exchange (or quotation system operated by a national securities association) on which the Common Stock of the Company is then listed (or included), if so requested by the Majority Registered Holders or the underwriters, if any, and enter into customary agreements including, if necessary, a listing application and indemnification agreement in customary form, and provide a transfer agent for such Registrable Securities no later than the effective date of such registration statement; use its reasonable efforts to cause any other Registrable Securities covered by such registration statement to be listed (or included) on each securities exchange (or quotation system operated by a national securities association) on which securities of the same class and series, if any, are then listed (or included) (or on any exchange or quotation system on which any Person other than a Holder shall have the right to have securities of the same class and series, if any, listed or included), if so requested by the Majority Registered Holders or the underwriters, if any, and enter into customary agreements including, if necessary, a listing application and indemnification agreement in customary form, and, if necessary, provide a transfer agent for such securities no later than the effective date of such registration statement;

                          (xiii) provide a CUSIP number for the
Registrable Securities no later than the effective date of such registration statement;

                          (xiv)  enter into customary agreements (including, in
the case of an underwritten offering, an underwriting agreement in customary form for the managing underwriters with respect to issuers of similar market capitalization and reporting and financial histories) and take all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of the Registrable Securities included in such registration statement and, in the case of an underwritten offering: (A) make representations and warranties to each Holder of Registrable Securities participating in such offering and to each of the underwriters, in such form, substance and scope as are customarily made to the managing underwriters by issuers of similar market capitalization and reporting and financial histories and confirm the same to the extent customary if and when requested; (B) obtain opinions of counsel to the Company and updates thereof addressed to each Holder of Registrable Securities participating in such offering and to each of the underwriters, such opinions and updates to be in customary form and covering the matters customarily covered in opinions obtained in underwritten offerings by the managing underwriters for issuers of similar market capitalization and reporting and financial histories; (C) obtain "comfort" letters and updates thereof from the Company's independent certified public accountants addressed to each Holder of Registrable Securities participating in such offering and to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "comfort" letters to the managing underwriters in connection with underwritten offerings by them for issuers of similar market capitalization and reporting and financial histories;
(D) provide, in the underwriting agreement to be entered into in connection with such offering, indemnification provisions and procedures of the type customarily contained in underwriting agreements for offerings by issuers of similar market capitalization and reporting and financial histories; and (E) deliver such customary documents and certificates as may be reasonably requested by the Majority Sellers and the managing underwriters to evidence . compliance with clause (A) of this paragraph (xiv) and with any customary conditions contained in the underwriting agreement entered into by the Company in connection with such offering;

                          (xv)   make available, for inspection by the Holders
of the Registrable Securities included in such registration, any underwriter participating in any disposition of Registrable Securities pursuant to such registration statement, and any attorney, accountant or other representative retained by such selling Holders or by any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such underwriter, attorney, accountant or other representative in connection with such registration;

                          (xvi)  otherwise use its reasonable efforts to comply
with all applicable rules and regulations of the Commission relating to such registration and the distribution of the securities being offered (including, without limitation, Rule 10b-6, with respect to which the Company shall also use its reasonable efforts timely to apprise each Holder of any bids and purchases by the Company, and of any known bids and purchases by each "affiliated purchaser" (as defined in Rule 10b-6) of the Company, that would in the opinion of the Company be prohibited under Rule 10b-6 in connection with a "distribution" (as so defined) by such Holder of securities of the Company) and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, no later than 60 days after the end of any 12-month period (or 120 days, if such period is a fiscal year) commencing at the end of any fiscal quarter in which the Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering, or, if not sold to underwriters in such an offering, beginning with the first month of the Company's first fiscal quarter commencing after the effective date of such registration statement, which earning statements shall cover such 12-month periods;

                          (xvii) cooperate and assist in any filings required
to be made with the National Association of Securities Dealers, Inc. and in the performance of any customary or required due diligence investigation by any underwriter; and

                          (xviii) use its reasonable efforts to take all
other reasonable steps necessary and appropriate to effect such registration in the manner contemplated by this Agreement.

          (b)             Holder Procedures.

                          (i)     Each Holder agrees, by acquisition of the
Registrable Securities that, upon receipt of any notice from the Company of the happening of any event described in Section 6(a)(iii)(B), 6(a)(iii)(C), 6(a)(iii)(D) or 6(a)(iii)(E) hereof, such Holder shall forthwith discontinue disposition of any Registrable Securities (but, in the case of an event described in Section 6(a)(iii)(D), in the affected jurisdiction or jurisdictions only) covered by the affected registration statement or prospectus until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(a)(iii) or 6(a)(xi) hereof or until such Holder is (it being agreed by the Company that the underwriters, if any, shall also be) advised in writing (the "Advice") by the Company that the use of the applicable prospectus may be resumed. If the Company shall have given any such notice during a period when a Shelf Registration or a Demand Registration is in effect, the Shelf Period or four-month period mentioned in
Section 2(a) or 3(b) hereof, as the case may be, shall be extended by the number of days from and including the date of the giving of such notice to and including the date when each Holder of Registrable Securities included in such Registration shall have received the copies of the supplemented or amended prospectus contemplated by Section 6(a)(iii) or 6(a)(xi) hereof or the Advice, as the case may be.

                          (ii)    In connection with any underwritten public
offering of Registrable Securities pursuant to a Shelf Registration or Demand Registration, the managing underwriter of such offering shall be a nationally recognized investment banking firm selected by the Majority Sellers and shall be reasonably acceptable to the Company.

7.        Registration Expenses.

          All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications or registrations (or the obtaining of exemptions therefrom) of the Registrable Securities), printing expenses (including expenses of printing prospectuses), messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), reasonable fees and disbursements of its counsel and its independent certified public accountants (including the reasonable expenses of any special audit or "comfort" letters required by or incident to such performance or compliance), securities acts liability insurance (if the Company elects to obtain such insurance), reasonable fees and expenses of any special experts retained by the Company in connection with any registration hereunder, reasonable fees and expenses of other Persons retained by the Company, reasonable fees and expenses of one counsel for the Holders, selected by the Majority Sellers, incurred in connection with each registration hereunder, and reasonable out-of-pocket expenses of the Holders (all such expenses being herein referred to as "Registration Expenses"), shall be borne by the Company; provided that Registration Expenses shall not include any underwriting discounts, commissions or fees attributable to the sale of the Registrable Securities.

8.        Indemnification; Contribution.
          (a) Indemnification by the Company. The Company shall indemnify, to the full extent permitted by law, each Holder of Registrable Securities, and if applicable, its officers, directors, employees and agents, and if applicable, each Person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement covering any Registrable Securities, any related prospectus or preliminary prospectus, or any amendment or supplement thereto, or any omission or alleged omission to state in any thereof a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or prospectus supplement, in light of the circumstances under which they were made) not misleading, except in each case insofar as the same arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such registration statement, prospectus, preliminary prospectus, amendment or supplement, as the case may be, made or omitted, as the case may be, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein. This indemnity is in addition to any liability that the Company may otherwise have. The Company shall also indemnify any underwriters of the Registrable Securities and their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of Holders and other specified Persons.

          (b)             Indemnification by Holders of Registrable Securities.
In connection with any registration statement covering Registrable Securities, each Holder any of whose Registrable Securities are covered thereby shall furnish to the Company in writing such information and affidavits with respect to such Holder as the Company reasonably requests for use in connection with such registration statement, any related prospectus or preliminary prospectus, or any amendment or supplement thereto, and shall indemnify, to the full extent permitted by law, the Company, the Company's directors, officers, employees and agents and each Person who controls the Company (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement covering any Registrable Securities, any related prospectus or preliminary prospectus, or any amendment or supplement thereto, or any omission or alleged omission to state in any thereof a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or prospectus supplement, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that the same arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such registration statement or in such related prospectus, preliminary prospectus, amendment or supplement, as the case may be, made or omitted, as the case may be, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein. This indemnity is in addition to any liability that a Holder may otherwise have. Each Holder participating in an offering of Registrable Securities shall, if requested by the managing underwriter or underwriters of such offering, also indemnify any underwriters of such Registrable Securities and their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company and other specified Persons.

          (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Section 8 agrees to give prompt written notice to the indemnifying party after the receipt by such Person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such Person will claim indemnification or contribution pursuant to this Agreement and, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to such indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the reasonable fees and expenses of more than one counsel with respect to such claim, unless in the reasonable judgment of counsel to such indemnified party, expressed in a writing delivered to the indemnifying party, a conflict of interest may exist between such indemnified party and any other indemnified party with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels (which shall be limited to one counsel per indemnified party). The indemnifying party shall not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

          (d)             Contribution.

                          (i)   If the indemnification provided for in this
Section 8 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties, relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                          (ii)  The parties hereto agree that it would not be
just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                          (iii) If indemnification is available under this
Section 8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 8(a) and 8(b) hereof without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 8(d).

9.        Participation in Underwritten Registrations

          No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and (c) agrees to pay such Person's pro rata portion of all underwriting discounts and commissions.

10.       Cooperation with the Company.

          Each Holder by the acceptance of Registrable Securities agrees to use its reasonable efforts to cooperate with the Company in all reasonable respects in connection with the preparation and filing of Registrations hereunder in which such

Registrable Securities are included or requested to be included.

11.       Miscellaneous.

          (a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities that contains provisions more favorable to the holders thereof than the provisions contained in this Agreement without providing for the granting of comparable rights to the Holders in this Agreement.

          (b) Remedies. Each Holder of Registrable Securities, in addition to being entitled to exercise all rights in an action at law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

          (c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company shall have obtained the prior written consent of (i) the Holders of a majority of the securities then constituting Registrable Securities and (ii) each Holder materially and adversely affected by such amendment, modification, supplement, waiver or departure.

          (d) Notices. All notices, requests, waivers, releases, consents, and other communications required or permitted by this Agreement (collectively, "Notices") shall be in writing. Notices shall be deemed sufficiently given for all purposes under this Agreement when delivered in person, when dispatched by telegram or (upon written confirmation of receipt) by electronic facsimile transmission or (upon written confirmation of receipt) when dispatched by a nationally recognized overnight courier service, or five Business Days after being deposited in the mail, postage prepaid, if mailed. All Notices shall be delivered as follows:

                          (i)   if to a Holder of Registrable Securities, at
the address indicated on Company's registrar relating to such securities or at such other address as such Holder may have furnished to the Company in writing; and

                          (ii)  if to the Company, at:

                                       Fuqua Enterprises, Inc.
                                       1201 West Peachtree Street
                                       Suite 5000
                                       Atlanta, Georgia 30309

                                       Attention:  John J. Huntz, Jr.
                                       Telephone Number: (404) 815-2000
                                       Fax Number: (404) 815-4529

                                with a copy to:

                                       Alston & Bird
                                       One Atlantic Center
                                       1201 West Peachtree Street
                                       Atlanta, Georgia 30309-3424
                                       Attention:  Bryan E. Davis
                                       Telephone Number: (404) 881-7000
                                       Fax Number: (404) 881-7777



          (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including any successors by merger to the Company.

          (f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          (g) Headings; Construction. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context otherwise requires, all references to Sections are to Sections of this Agreement, "or" is inclusively disjunctive, and words in the singular include the plural and vice versa. In computing any period of time specified in this Agreement, the date of the act or event from which such period of time is to be measured shall be included, any such period shall expire at 5:00 p.m., Atlanta time, on the last day of such period, and any such period denominated in months shall expire on the date in the last month of such period that has the same numerical designation as the date of the act or event from which such period is to be measured; provided, however, that if there is no date in the last month of such period that has the same numerical designation as the date of such act or event, such period shall expire on the last day of the last month of such period.

          (h) Certain Adjustments. Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of the Company may make or provide for such adjustments in the numbers of shares of Common Stock or other Registrable Securities specified in any other provision of this Agreement specifying a number or percentage of Registrable Securities, as the Board may determine after consultation with the Initial Holder (or, if the Initial Holder no longer holds any securities then constituting the Registrable Securities, Holders holding a majority of the securities then constituting the Registrable Securities), is equitably required to prevent diminution or enlargement of the rights of Holders that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization, or other similar change in the capital structure of the Company.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to the principles of conflicts of laws thereof.

          (j) Severability. If one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect, for any reason, the validity, legality and enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby, and the provision held to be invalid, illegal or unenforceable shall be reformed to the minimum extent necessary, and in a manner as consistent with the purposes thereof as is practicable, so as to render it valid, legal and enforceable, it being intended that all of the rights and privileges of the Holders hereunder shall be enforceable to the fullest extent permitted by law.

          (k) Entire Agreement. This Agreement is intended by the Company and the Initial Holder to be a final expression thereof and are intended to be a complete and exclusive statement of the agreement and understanding of the Company and the Initial Holder in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the Company and any Holders with respect to such subject matter.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                            FUQUA ENTERPRISES, INC.


                            By: /s/ Lawrence P. Klamon
                                --------------------------------
                                   Name: Lawrence P. Klamon
                                   Title: President and Chief Executive Officer



                                /s/ Gene J. Minotto
                                -------------------------------- (SEAL)
                                GENE J. MINOTTO